Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR

In connection with the filing by Rockley Photonics Holdings Limited of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a future member of the board of directors of Rockley Photonics Holdings Limited, such appointment to commence upon the effective time of the business combination described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 30, 2021	/s/ Michele Klein
Michele Klein